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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number     11-3320172


                           SUPERIOR SUPPLEMENTS, INC.
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             (Exact name of registrant as specified in its charter)

            270 Oser Avenue, Hauppauge, New York 11788 (631) 231-0783
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Common Stock, par value $.0001 per share ("Common Stock");
          Units, each consisting of two (2) shares of Common Stock and two (2) Class A Redeemable Common Stock Purchase Warrants; and
                Class A Redeemable Common Stock Purchase Warrant
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(i)   [ ]
           Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(ii)    [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15(d)            [ ]

         Approximate number of holders of record as of the certification or
notice date:    32

         Pursuant to the requirements of the Securities Exchange Act of 1934 Superior Supplements, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date:       1/9/01                By:       /s/ Larry Simon
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